[FHLBank Atlanta logo]

NEWS RELEASE

March 22, 2011

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Retirement of Jill Spencer,

Executive Vice President, General Counsel and Chief Strategy Officer;

Appointment of Reggie O'Shields as General Counsel

ATLANTA, March 22, 2011 -- Federal Home Loan Bank of Atlanta (FHLBank Atlanta) announces the retirement of Executive Vice President, General Counsel and Chief Strategy Officer Jill Spencer effective April 1, 2011, and the appointment of Senior Vice President Reggie O'Shields to General Counsel.

Spencer has served in the Federal Home Loan Bank System (FHLBank System) for more than 25 years. She joined FHLBank Atlanta in 2002 as Executive Vice President, General Counsel and Corporate Secretary, and was appointed to General Counsel and Chief Strategy Officer in 2008. Spencer also served as Interim President and Chief Executive Officer from April 2010 to December 2010. Prior to joining FHLBank Atlanta, Spencer worked at FHLBank San Francisco for 18 years, serving as Senior Vice President and General Counsel in her last eight years there.

On January 1, 2011, O'Shields was promoted to Senior Vice President, Deputy General Counsel and Director of Legal Services. O'Shields has served as the Bank's Deputy General Counsel since 2007. He joined FHLBank Atlanta in 2003 as a Senior Attorney and has served in various leadership positions in the Legal Services Department. Before joining the Bank, he worked in private legal practice with Sutherland Asbill & Brennan in Atlanta, Haynsworth Sinkler Boyd in Greenville, South Carolina, and with Simpson, Thacher & Bartlett in New York. O'Shields holds a J.D. from Vanderbilt University Law School and earned a Bachelor of Arts in Economics from Furman University.

"I would like to thank Jill for her commitment to the FHLBank System and the leadership she has provided to FHLBank Atlanta. Her contributions have made an impact on the strength of the Bank that will last many years into the future," said President and Chief Executive Officer W. Wesley McMullan. "Reggie is a thoughtful leader and advisor to the Bank, and I look forward to working with him as General Counsel."

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

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